Exhibit 1

COMPANHIA ENERGÉTICA DE MINAS GERAIS – CEMIG

Below are the original by-laws approved by the General Meeting for Formation of the Company, on May 22, 1952, filed with the Minas Gerais Commercial Board (JUCEMG) on May 27, 1952, under No. 57386, as amended by all the General Meetings of Stockholders held for the purpose of altering the by-laws, up to and including the most recent such meeting, held on August 7, 2019, and filed with JUCEMG on August 28, 2019, under No. 7445676.

BY-LAWS

CHAPTER I

Name, constitution, objects, head office and duration

Clause 1

Companhia Energética de Minas Gerais – Cemig, constituted on May 22, 1952 as a corporation with mixed private and public sector stockholdings, is governed by these by-laws and by the applicable legislation, and its objects are:

	–	to build, operate and make commercial use of systems for generation, transmission, distribution and sale of electricity, and related services;
	–	to operate in the various fields of energy, from whatever source, with a view to economic and commercial operation;
	–	to provide consultancy services within its field of operation to companies in and outside Brazil; and
–

to carry out activities directly or indirectly related to its objects, including development and commercial operation of telecommunication and information systems, technological research and development, and innovation.

§1

The activities specified in this Clause may be exercised directly by Cemig or, as intermediary, by companies constituted by it or in which it may hold a majority or minority stockholding interest, upon decision by the Board of Directors, under State Laws 828 of December 14, 1951, 8655 of September 18, 1984, 15290 of August 4, 2004 and 18695 of January 5, 2010.

§2

No subsidiary of Cemig, wholly-owned or otherwise, may take any action or make any decision which might affect the condition of the State of Minas Gerais as controlling stockholder of the Company, in the terms of the Constitution of the State of Minas Gerais and the legislation from time to time in force.

§3

Since the Company’s securities are traded on the special listing section known as Corporate Governance Level 1 on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão), the Company, its stockholders, managers and members of the Audit Board are subject to the provisions of the Level 1 Corporate Governance Regulations of the B3 (under this or any name attributed to it in future).

Clause 2

The Company shall have its head office and management in Belo Horizonte, capital city of the State of Minas Gerais, Brazil, and may open offices, representations or any other establishments in or outside Brazil, upon authorization by the Executive Board.

Clause 3	The Company shall have indeterminate duration.

Cemig Corporate Law and Governance Management Unit (JE/SG)

CHAPTER II

Share capital

Clause 4	The share capital of the Company is R$ 7,293,763,005.00 (seven billion two hundred ninety three million seven hundred sixty three thousand and five Reais), represented by:
	a)	487,614,213 (four hundred eighty seven million six hundred fourteen thousand two hundred thirteen) nominal common shares each with nominal value of R$ 5.00 (five Reais); and
	b)	971,138,388 (nine hundred seventy one million one hundred thirty eight thousand three hundred eighty eight) nominal preferred shares each with nominal value of R$ 5.00 (five Reais).
§1	The right to vote is reserved exclusively for the common shares; each common share has the right to one vote in decisions of the General Meeting of Stockholders.
Clause 5	The preferred shares have right of preference in the event of reimbursement of shares and shall have the right to a minimum annual dividend of the greater of the following amounts:
	a)	10% (ten percent) of their nominal value;
	b)	3% (three percent) of the value of the stockholders’ equity corresponding to the shares.
Clause 6	The common shares and the preferred shares have equal rights to distribution of bonuses and stock dividends.
Clause 7

In business years in which the Company does not make enough profit to pay dividends to its stockholders, the State of Minas Gerais guarantees to the shares that were issued by the Company on or before August 5, 2004 and held by individual persons a minimum dividend of 6% (six percent) per year, under Clause 4 of State Law 15290/2004.

Clause 8

The State of Minas Gerais shall at all times obligatorily be the owner of the majority of the shares carrying the right to vote, and all its capital shall be subscribed in accordance with the legislation from time to time in force. The capital subscribed by other parties, whether individuals or legal entities, shall be paid in as specified by the General Meeting of Stockholders which decides on the subject.

§1	The Executive Board may, in order to obey a decision by a General Meeting of Stockholders, suspend the services of transfer and registry of shares, subject to the applicable legislation.
§2

Stockholders have the right of preference in subscription of increases in the share capital, and in issue of the Company’s securities, in accordance with the applicable legislation. There shall, however, be no right of preference when the increase in share capital is paid with resources arising from tax incentive systems, subject to the terms of §1 of Article 172 of Law 6404 of December 15, 1976, as amended.

Clause 9

The Company’s share capital may be increased by an amount equal to up to 10% (ten percent) of the share capital set in the by-laws, without need for change in the by-laws and upon decision by the Board of Directors, having previously heard statement of opinion by the Audit Board.

§1

As well as the other conditions relating to the issuance of new shares, the Board of Directors shall be the competent body for deciding the number of shares to be issued, the issue price, and the period and terms for paying up of shares subscribed.

Cemig Corporate Law and Governance Management Unit (JE/SG)

CHAPTER III

The General Meeting of Stockholders

Clause 10

The General Meeting of Stockholders shall be held, ordinarily, within the first 4 (four) months of the year, for the purposes specified by law, and extraordinarily whenever necessary, and shall be called with minimum advance notice of 15 (fifteen) days, and the relevant provisions of law shall be obeyed in its convocation, opening and decisions.

§1	In the event that a provision of law or regulations alters this minimum period for convocation, that alteration shall prevail.
§2

Stockholders may be represented in General Meetings of Stockholders in the manner specified in Article 126 of Law 6404/1976, as amended, by showing at the time of the meeting, or by previously depositing at the Company’s head office, proof of ownership of the shares, issued by the depositary financial institution, accompanied by the identity document of, and a power of attorney granting specific powers to, the proxy.

Clause 11

Ordinary or extraordinary General Meetings of Stockholders shall be chaired by a stockholder elected, by the Meeting, from among those present, and said stockholder shall choose one or more secretaries.

CHAPTER IV

Management

Clause 12	The Company shall be managed by the Board of Directors and the Executive Board.
§1

The structure and composition of the Board of Directors and the Executive Board shall be identical in the wholly-owned subsidiaries Cemig Distribuição S.A and Cemig Geração e Transmissão S.A., with occasional exceptions if approved by the Board of Directors.

§2

Where it is the competency of the Company to fill appointments to positions on the Board of Directors and/or Executive Board of the Company’s subsidiary or affiliated companies, the Company shall make nominations in accordance with criteria and a policy of eligibility and assessment approved by the Board of Directors.

§3

Where it is the competency of the Company to nominate candidates for positions on the Support Committees to the Boards of Directors of the subsidiaries and affiliated companies, these positions shall be filled in accordance with specific regulations, to be approved by the Boards of Directors of the respective subsidiaries or affiliated companies.

§4

In management of the Company, of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., and of the other subsidiaries or affiliates, and of the consortia in which any of them have direct or indirect holdings, the Board of Directors and the Executive Board shall obey the provisions of the Company’s Long-term Strategy.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§5

The Long-term Strategy shall contain grounds, targets, goals and results to be pursued and achieved in the long term by the Company, reflecting its dividend policy, and must obey the commitments and requirements specified in §7 of Clause 12 of these by-laws.

§6	The Company’s Multi-year Business Plan shall reflect the assumptions and premises of the Long-term Strategy, and shall contain the targets for 5 (five) years, including the Annual Budget.
§7

The Long-term Strategy, the Multi-year Business Plan and the Annual Budget shall be revised annually by the Executive Board and submitted no later than the last ordinary meeting of the Board of Directors of the prior year, for decision, in accordance with the applicable legislation.

§8

The Executive Board shall obey and comply with targets and limits established by the Board of Directors, especially in relation to indebtedness, liquidity, rates of return, investment and regulatory compliance.

§9

In companies in which the Company has an interest, whether controlling or otherwise, practices of governance and control must be adopted that are in proportion to the importance, materiality and the risks of the business.

§10

The Long-term Strategy, the Multi-year Business Plan and the Annual Budget shall be reflected in all plans, projections, activities, strategies, investments and expenses of the Company and its wholly-owned or other subsidiaries, affiliated companies or consortia in which it directly or indirectly holds an interest.

§11

The global or individual amount of the compensation of the Board of Directors, the Executive Board and the Audit Committee shall be set by the General Meeting of Stockholders, in accordance with the applicable legislation. Payment of any type of percentage or other participation in the profits of the Company to any member of the Audit Committee or the Board of Directors is forbidden, with the exception of the Board member representing the employees.

§12

For the purpose of improving the Company, every year the managers and the members of the committees shall undergo individual and collective performance evaluation, with the following minimal requirements:

	a)	report on acts of management, as to lawfulness and efficacy of administrative action;
	b)	contribution to the profit for the period; and
	c)	achievement of the objectives established in the Multi-year Business Plan and compliance with the Long-term Strategy and the Annual Budget.
§13

The managers of the Company may not be sworn in unless they have agreed to and signed the applicable legal and regulatory commitments and documents. In the practice of their responsibilities, they shall obey the requirements, prohibitions and obligations specified in the applicable legislation and regulations.

Section I

The Board of Directors

Clause 13	The Board of Directors of the Company comprises 9 (nine) members, of which one shall be the Chair, and another the Deputy Chair.
§1

The members of the Board of Directors shall be elected for concurrent periods of office of 2 (two) years, and may be dismissed at any time, by the General Meeting of Stockholders. Re-election for a maximum of 3 (three) consecutive periods of office is permitted, subject to the requirements and prohibitions established in the applicable law and regulations.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§2	The following rules apply to the composition of the Board of Directors:
	(a)	The following two groups of stockholders each have the right to elect one member, in separate votes, in accordance with the applicable law:
		(i)	the minority holders of common shares; and
		(ii)	the holders of preferred shares.
(b)

At least 25% (twenty five per cent) of the members must be independent, or at least one of them, if there is a decision for the minority stockholders to exercise their option to use the multiple vote mechanism, under Article 141 of Law 6404/1976.

(c) The employees have the right to elect one member, subject to the terms of Federal Law 12353 of December 28, 2010, as applicable.
(c) In any event, the majority of the members shall be elected by the controlling stockholder of the Company.
§3

For election and for actions taken in office, the member of the Board of Directors representing the employees is subject to all the criteria, requirements, impediments and prohibitions specified in Law 6404/1976, Law 13303 of June 30, 2016, and regulations made under those laws.

§4

Without prejudice to the impediments and prohibitions specified in these by-laws, the member of the Board of Directors representing the employees shall not take part in debate and decisions on subjects that involve union relationships, remuneration, and/or benefits, including matters relating to private pension plans and/or other assistance plans, and/or in any other situation in which a conflict of interest is characterized.

§5

The Boards of Directors of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A. shall be made up of the same members elected to the Board of Directors of the Company, for periods running concurrently from start to termination, being remunerated for only one of these positions.

§6	The posts of Chair of the Board of Directors and Chief Executive Officer of the Company may not be held by the same person.
§7	The members of the Board of Directors may have other remunerated activities, provided that there is no incompatibility of working time/hours and/or conflict of interests.
§8

The Board of Directors may confer delegation of powers to the Executive Board for approval and signature of legal transactions related to the ordinary acts of management, including sale of electricity.

Clause 14	In the event of a vacancy on the Board of Directors, the first subsequent General Meeting of Stockholders shall elect a new member, for the period of office that remained to the previous member.
§1	In this event, if the previous Board member was elected by a minority, the new member shall be elected by the same minority; the same rule shall be obeyed for the member representing the employees.
Clause 15

The Board of Directors shall meet ordinarily, in accordance with its Internal Regulations, at least once a month, to analyze the results of the Company and its wholly-owned and other subsidiaries and affiliated companies, and to decide on other matters included on the agenda. It shall also meet extraordinarily, on convocation by its Chair, or by its Deputy Chair, or by one-third of its members, or when requested by the Executive Board.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§1

Meetings of the Board of Directors shall be called by its Chair or Deputy Chair, with at least 10 (ten) days’ prior notice in writing or by email, containing the agenda. Convocation is not necessary when all the members of the Board of Directors, or their substitute members, are present. The Chair may call meetings of the Board of Directors on the basis of urgency without their being subject to this period of notice, provided that the other members of the Board are advised of the convocation.

§2	Decisions of the Board of Directors shall be taken by the majority of the votes of the Board Members present, and in the event of a tie, the Chairman shall have the casting vote.
Clause 16	The Chair of the Board of Directors has the competency to grant leave to the Board’s members, and the other members of the Board have the competency to grant leave to the Chair.
Clause 17

The Chair and Vice-Chair of the Board of Directors shall be chosen by the members of that Board, at the first meeting of the Board of Directors that takes place after the election of its members, and the Vice-Chair shall take the place of the Chair when the Chair is absent or impeded from exercising the function.

Clause 18	The following are functions of the Board of Directors:
	a)	to set the general orientation of the Company’s business;
	b)	to elect, dismiss and evaluate the Executive Officers of the Company, in accordance with the applicable legislation, subject to these by-laws;
	c)	to approve the policy on transactions with related parties;
d)

to decide, upon proposal by the Executive Board, on disposal of, or placement of a charge upon, any of the Company’s property, plant or equipment, and on the Company giving any guarantee to any third party of which the individual value is equal to 1% (one per cent) or more of the Company’s stockholders’ equity;

e)

to decide, upon proposal by the Executive Board, on the Company’s investment projects, signing of contracts and other legal transactions, contracting of loans or financings, or the constitution of any obligations in the name of the Company which, individually or jointly, have value equal to 1% (one per cent) or more of the Company’s stockholders’ equity, including injections of capital into wholly-owned or other subsidiaries, or affiliated companies, or consortia in which the Company participates;

	f)	to call the General Meeting of Stockholders;
g)

to monitor and inspect the management by the Executive Board: the Board of Directors may, at any time, examine the books and papers of the Company, and request information on contracts entered into or in the process of being entered into, and on any other administrative facts or acts which it deems to be of interest to it;

	h)	to give a prior opinion on the report of management and the accounts of the Executive Board of the Company;
i)

to choose and to dismiss the Company’s auditors, from among companies with international reputation that are authorized by the Securities Commission (CVM) to audit listed companies, subject to statement of position by the Audit Committee;

j)

to authorize, upon proposal by the Executive Board, opening of administrative tender proceedings, or proceedings for dispensation or non-requirement of tender, or of non-applicability of the duty to tender, and the corresponding contractings, when the amount is 1% (one percent) or more of the Company’s stockholders’ equity, or more than R$ 100,000,000.00 (one hundred million Reais), as adjusted annually by the IPCA Inflation Index, if that index is positive;

Cemig Corporate Law and Governance Management Unit (JE/SG)

k)

upon proposal by the Executive Board, to authorize filing of legal actions, or administrative proceedings, or entering into court or out-of-court settlements, for amounts equal to 1% (one per cent) or more of the stockholders’ equity of Cemig;

l)

to authorize the issuance of securities in the Brazilian or external market, for raising of funding in the form of non-convertible debentures, promissory notes, commercial paper and/or other instruments;

m)	to approve the Long-term Strategy, the Multi-year Business Plan and the Annual Budget, and alterations and revisions to them;
n)

annually, to set the directives and establish the limits, including financial limits, for spending on personnel, including concession of benefits and collective employment agreements, subject to the competency of the General Meeting of Stockholders, and compliance with the Annual Budget;

o)

to authorize the exercise of the right of preference and rights under stockholders’ agreements or voting agreements in wholly-owned or other subsidiaries, affiliated companies and the consortia in which the Company participates, except in the cases of the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A., for which the General Meeting of Stockholders has the competency for decision;

p)	to approve participation in the share capital of, or constitution of, or winding up of any companies, undertakings or consortia;
q)

to approve, in accordance with its Internal Regulations, the institution of committees supporting the Board of Directors – the opinions or decisions of which are not a necessary condition for decision on the matters being considered by the Board of Directors;

	r)	to monitor and inspect the activities of internal auditing;
	s)	to discuss, approve and monitor decisions that involve corporate governance practices, relationship with interested parties, policy on management of people, or code of conduct;
t)

to ensure implementation of, and to supervise, the systems for management of risks and internal controls established for the prevention and mitigation of the principal risks to which the Company is exposed, including the risks related to safety and security of accounting and financial information and the occurrence of corruption or fraud;

	u)	to establish an information disclosure policy to mitigate the risk of contradiction between the various areas and the managers of the Company;
v)

to make statement on any increase in number of the Company’s employees, concession of benefits and/or advantages, or revision of a salaries and careers plan, including alteration in the amount paid for commissioned posts or free appointments, and compensation of Chief Officers;

	w)	to appoint, and to dismiss, in both cases with grounds, the head of the Internal Audit Unit, from among the Company’ career employees;
x)

to elect the members of the Audit Committee, at the first meeting held after the Annual General Meeting, and to dismiss them, at any time, upon vote given with grounds by absolute majority of the members of the Board of Directors;

y)

to arrange for analysis, every year, of the success in meeting targets and results in execution of the Multi-year Business Plan and the Long-term Strategy, and to publish its conclusions and state them to the Legislative Assembly and Audit Court of Minas Gerais State; and

	z)	to approve the complementary policies, including the policy on holdings, in accordance with the terms of these by-laws.
§1

The financial limits relating to decisions by the Board of Directors that correspond to a percentage of the stockholders’ equity of Cemig shall be automatically adopted when the financial statements of each year are approved.

Cemig Corporate Law and Governance Management Unit (JE/SG)

Section II

The Executive Board

Clause 19

The Executive Board shall comprise seven Executive Officers, resident in Brazil, who may be stockholders, elected by the Board of Directors for a period of two years, subject to the requirements of the applicable legislation and regulations. A maximum of three re-elections for consecutive periods of office is permitted.

§1	The Executive Officers shall remain in their posts until their duly elected successors take office.
§2

The Executive Officers shall exercise their positions as full-time occupations in service of the Company. They may at the same time exercise non-remunerated positions in the management of the Company’s wholly-owned or other subsidiaries, or affiliated companies, at the option of the Board of Directors. They shall, however, obligatorily hold and exercise the corresponding positions in the wholly-owned subsidiaries Cemig Distribuição S.A. and Cemig Geração e Transmissão S.A.

§3

Those members of the Executive Board who are not employees, or those with employment contracts suspended, shall have the right to annual paid leave of not more than 30 (thirty) days, non-cumulative, receiving an additional one-third of their current monthly remuneration.

Clause 20

In the event of any of the other members of the Executive Board being absent, or on leave, or their seat being vacant, or in the event of impediment of their position, or resignation, that Board may, on approval by the majority of its members, attribute the temporary exercise of the related functions to another member of the Executive Board.

§1	A member of the Executive Board elected in this way shall hold the position for the remainder of the period of office of the Executive Officer who is substituted.
Clause 21

The Executive Board shall meet, ordinarily, at least two times per month; and, extraordinarily, whenever called by the Chief Executive Officer or by two Executive Officers with at least two days’ prior notice in writing or by email or other digital medium, such notice not being required if all the Executive Officers are present. The decisions of the Executive Board are taken by vote of the majority of its members, and in the event of a tie, the Chief Executive Officer shall have a casting vote.

Clause 22

The Executive Board is responsible for current management of the Company’s business, subject to obedience to the Long-term Strategy, the Multi-year Business Plan, and the Annual Budget, prepared and approved in accordance with these by-laws.

§1

The Multi-year Business Plan shall comprise plans and projections for a period of five business years, and must be updated at least once a year. It shall deal in detail with the following subjects, among others:

	a)	the Company’s strategies and actions, including any project related to its objects;
	b)	new investments and business opportunities, including those of the Company’s wholly-owned and other subsidiaries, and affiliated companies, and of the consortia in which they participate;

Cemig Corporate Law and Governance Management Unit (JE/SG)

	c)	the amounts to be invested or in any other way contributed from the Company’s own funds or funds of third parties; and
	d)	the rates of return and profits to be obtained or generated by the Company.
§2

The Annual Budget shall reflect the Company’s Multi-year Business Plan and, consequently, the Long-Term Strategy, and must give details of the operational revenue and expenses, costs and capital expenditure, cash flow, the amount to be allocated to the payment of dividends, investments of cash from the Company’s own funds or from funds of third parties, and any other data that the Executive Board considers to be necessary.

§3	The Long-term Strategy, the Multi-year Business Plan, and the Annual Budget shall be:
	a)	prepared under coordination by the Chief Executive Officer, with participation of all the Chief Officers;
	b)	prepared and updated annually, by the end of each business year, to take effect in the following business year;
	c)	submitted to examination by the Executive Board and, subsequently, to approval by the Board of Directors.
§4	The following matters shall require a decision by the Executive Board:
	a)	approval of the plan of organization of the Company and issuance of the corresponding rules, and any changes to them;
b)

examination, and submission to the Board of Directors, for approval, of the Long-term Strategy and the Multi-year Business Plan, and revisions of them, including timetables, amount and allocation of the capital expenditure specified therein;

c)	examination, and submission to the Board of Directors, for approval, of the Annual Budget, which must reflect the Multi-year Business Plan at the time in force, and revisions of it;
d)

decision on reallocation of investments or expenditure specified in the Annual Budget which amount, individually or in aggregate, in a single financial year, to less than 1% (one per cent) of the stockholders’ equity of Cemig, with consequent adaptation of the targets approved, obeying the Multi-year Business Plan, the Long-term Strategy and the Annual Budget;

e)

approval of disposal of, or placement of a charge upon, any of the Company’s property, plant or equipment, and/or giving of guarantees to third parties, in amounts less than 1% (one per cent) of the Company’s stockholders’ equity;

f)

Authorization of the Company’s capital expenditure projects, signing of agreements or other legal transactions, contracting of loans and financings, or creation of any obligation in the name of the Company, based on the Annual Budget approved, which individually or in aggregate have value less than 1% (one per cent) of the Company’s Stockholders’ equity, including injection of capital into wholly-owned or other subsidiaries, affiliated companies, and the consortia in which it participates;

g)

authorization to open administrative tender proceedings, and proceedings for dispensation from or non-requirement of tender, and contracts, for amounts of up to 1% (one per cent) of the stockholders’ equity of Cemig, limited to R$ 100,000,000.00 (one hundred million Reais), adjusted annually by the IPCA (expanded Consumer Price) index, if it is positive;

h)	authorization to file legal actions and administrative proceedings, and to enter into Court or out-of-court settlements, for amounts less than 1% (one per cent) of the Company’s stockholders’ equity;

Cemig Corporate Law and Governance Management Unit (JE/SG)

i)

approval of the nominations of employees to hold management posts in the Company, upon proposal by the Chief Officer responsible, subject to the provisions of Sub-clause ‘h’ of Sub-item I of Clause 23;

j)

authorization of expenditure on personnel expenses and collective employment instruments, subject to the competency of the General Meeting of Stockholders, directives and limits approved by the Board of Directors, and the Annual Budget;

k)

examination of and decision on the contracting of external consultants, when requested by any of the Directorates, subject to the provisions of Clause 18, Sub-clause ‘j’, and Clause 22, §4, Sub-clause ‘g’;

	l)	formulation, for decision by the Board of Directors or the General Meeting of Stockholders, of policies complementary to these by-laws, including the policy on holdings in other companies; and
m)

Approval of nominations for positions on the Boards of Directors, Audit Boards and Executive Boards of wholly-owned and other subsidiaries, affiliated companies and the consortia in which the company participates.

§5

Actions necessary for the regular functioning of the Company, signature of contracts, and other legal transactions shall be carried out by the Chief Executive Officer jointly with one Executive Officer, or by two Executive Officers, or by a person holding a duly constituted power of attorney.

§6

Powers of attorney must be granted by the Chief Executive Officer, jointly with one Executive Officer, except for the power described in Sub-clause ‘c’ of Sub-item I of Clause 23, for which only the signature of the Chief Executive Officer is required.

§7

Subject to the provisions of these by-laws the Executive Board may delegate powers to approve and sign legal transactions relating to matters in the remit of the bodies pertaining to each Directorate, in relation to ordinary acts of management, including sale of electricity.

§8

The financial limits for decision by the Executive Board that correspond to a percentage of the stockholders’ equity of the Company shall be automatically adopted upon approval of the financial statements of each year.

§9

Within the limits of its competencies and areas of autonomy, the Executive Board may, by formal act, attribute limits of autonomy to lower levels, upon composition of technical committees with decision capacity in specific subjects.

Clause 23

Subject to the provisions in the preceding Clauses and good corporate governance practices, it shall be the duty of each member of the Executive Board to comply with these by-laws, the decisions of the General Meeting of Stockholders and of the Board of Directors, and the Internal Regulations and decisions of the Executive Board, and to cause others to comply with them. The duties of the Offices of the members of the Executive Board include the following:

I		The Office of the Chief Executive Officer (CEO):
a)

to coordinate and manage the work of the Company, and all the strategic and institutional activities of the affiliated companies and subsidiaries, and of the consortia in which the Company participates;

b)

to coordinate preparation, consolidation and implementation of the Company’s Long-term Strategy and Multi-year Business Plan, and those of the affiliated and subsidiary companies: in the latter case jointly with the Chief Officer responsible, and in both cases with participation of the other Chief Officers;

		c)	to represent the Company in the Courts, on the plaintiff or defendant side;
		d)	to sign, jointly with one Chief Officer, documents which bind the Company;

Cemig Corporate Law and Governance Management Unit (JE/SG)

	e)	to present the annual report on the Company’s business to the Board of Directors and to the Ordinary General Meeting of Stockholders;
	f)	to hire and dismiss employees of the Company;
	g)	to be responsible for the activities of Strategic Planning, Compliance and Corporate Risk Management;
	h)	jointly with the Chief Officer responsible, to propose to the Executive Board nominations for management positions in the Company;
i)

to propose the nominations for positions of management and on the Audit Boards of the wholly-owned and other subsidiaries, the affiliated companies and of the consortia in which the Company participates, and on the statutory bodies of Fundação Forluminas de Seguridade Social (Forluz) and Cemig Saúde, after consultation of the Chief Officer responsible;

	j)	to coordinate policy and actions in management of people in the Company and in its wholly-owned and other subsidiaries;
k)

to coordinate and administer processes and activities related to communication and institutional relations, externally and internally, in the area related to the Company and its wholly-owned and other subsidiaries; and

	l)	to plan and procure the activities relating to supply of materials and services, infrastructure, information technology, telecommunications and transactional services.
II	The Finance and Investor Relations Directorate:
To manage the processes and activities relating to finance and relations with investors.
III	The Regulations and Chief Counsel’s Directorate:

To manage the processes and activities relating to the regulation of the Brazilian electricity industry and related regulated sectors, in both the domestic and external contexts, and to plan, coordinate and manage the legal activities of the Company and its wholly-owned and other subsidiaries, including the Corporate Executive Office and governance.

IV	The Distribution Directorate:
To manage the processes and activities of distribution of electricity, and sales, in the Regulated Market.
V	The Generation and Transmission Directorate:
To manage the processes and activities of generation and transmission of electricity.
VI	The Trading Directorate:
To manage the processes and activities related to trading and sale of electricity and transactions for use of the electricity system, market planning, and trading relationships, in the Free Market.
VII	The CemigPar Directorate:

Subject to compliance with the Policy on Holdings, to manage the processes and activities relating to monitoring of the management of the Company’s wholly-owned subsidiaries with the exception of Cemig GT and Cemig D, other subsidiaries, and affiliated companies; and negotiation and implementation of partnerships, consortia, associations and special-purpose companies.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§1	In relation to the affiliated companies the Executive Officers shall at all times act in obedience to the related by-laws or articles of association and/or stockholders’ agreements.
§2

The competencies given to these Directorates under this Clause to enter into contracts and other legal transactions, and to constitute any obligation in the name of the Company, do not exclude the competency of the Executive Board and of the Board of Directors, as the case may be, nor the need to obey the provisions in these by-laws in relation to financial limits and to prior obtaining of authorizations from the management bodies, as applicable.

§3

As well as exercise of the duties set for them in these by-laws, each Directorate has the right to cooperation, assistance and support from the other Directorates in the areas of their respective competencies, aiming for success in achieving the Company’s greater objectives and interests.

§4	Each Directorate, within the area of its activity, shall take the actions necessary for compliance with and effective implementation of the work safety policies approved by the Company.
§5	The individual duties of each Directorate are set specifically in the Internal Regulations of the Executive Board. They include the following:
a)

to propose to the Executive Board, for approval or submission to the Board of Directors or the General Meeting of Stockholders, approval of legal transactions affecting the Directorate’s area of activity;

	b)	to propose, implement and manage the work safety policies within the scope of the Directorate’s activities;
	c)	to disclose, at least annually, to the Executive Board, the reports on performance related to the activities that the Directorate coordinates and monitors; and
	d)	to represent the Company in relations with the market, and the bodies, associations and other related entities of the electricity sector, including those of regulation and inspection.

Section III

The Audit Committee

Clause 24

The Audit Committee is an independent, consultative, permanent body, with its own budget allocation. Its objective is to provide advice and support to the Board of Directors, to which it reports. It also has the responsibility of other activities attributed to it by legislation.

§1

The Audit Committee has four members, the majority of them independent, nominated and elected by the Board of Directors at its first meeting after the Annual General Meeting, for periods of office of three years, not to run concurrently. One re-election is permitted.

	§2	Exceptionally, in the first election of the members of the Audit Committee, one member shall be elected for a period of office of two years.
§3

The minutes of the meetings of the Audit Committee, which shall be held every two months, must be disclosed, except when the Board of Directors considers that disclosure might put legitimate interest at risk, and in this case only its summary shall be disclosed.

§4

The restriction in §3 may not be used in opposition to the control and/or inspection bodies to which the Company and its wholly-owned and other subsidiaries are subject – these shall have total and unrestricted access to the content of the minutes of the Audit Committee, under the obligation of secrecy and confidentiality.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§5

The internal control over the Company entrusted to the Office of the General Inspector (‘Controladoria Geral’) of Minas Gerais State shall be of a subsidiary nature, and shall be subject to the principles of motivation, reasonableness, appropriateness and proportionality, and must be exercised in compatibility with the duties of the Internal Audit Unit and the Audit Committee.

	§6	Members of the Board of Directors who are also members of the Audit Committee shall receive only the remuneration of the latter.
Clause 25		The Audit Committee may exercise its duties and responsibilities in relation to such wholly-owned and other subsidiaries of the Company as adopt the structure of sharing of a common Audit Committee.
Clause 26		The following are attributions and duties of the Audit Committee:
		a)	to state opinion on contracting, and dismissal, of external auditors;
		b)	to supervise the activities of the external auditors, assessing their independence, the quality of the services provided and the appropriateness of such services to the Company’s needs;
		c)	to supervise the activities in the areas of internal control, internal audit and preparation of the financial statements;
		d)	to monitor the quality and integrity of the internal control mechanisms, the financial statements and the information and measurements disclosed by the Company;
e)

to evaluate and monitor the Company’s exposures to risk – it may requisition, among other matters, detailed information on policies and procedures relating to compensation of the management, utilization of assets, and expenditures made in the name of the Company;

		f)	to evaluate and monitor, jointly with management and the Internal Audit Unit, the appropriateness of transactions with related parties;
g)

to prepare an annual report with information on its activities, results, conclusions and recommendations, reporting any significant divergence between management, external auditors and the Audit Committee in relation to the financial statements;

h)

to assess the reasonableness of the parameters on which actuarial calculations are based, and the actuarial result of the benefit plans maintained by the pension fund, when the Company is sponsor of a closed private pension plan entity;

i)

to give opinion, to assist the stockholders in their appointment of managers, members of the Board of Directors’ support committees, and members of the Audit Board, on compliance with the requirements of, and absence of prohibitions for, the related elections; and

	j)	to verify compliance in the process of evaluation of managers, members of the Board of Directors’ support committees, and members of the Audit Board.
§1	If an eligibility and assessment committee is created, the competencies described in sub-clauses ‘i’ and ‘j’ of this Clause shall be transferred to that body.
Clause 27

The Audit Committee has operational autonomy to conduct or order consultations, evaluations and investigations within the scope of its activities, including contracting and use of independent external specialists.

§1	The Audit Committee must have means for receiving accusations, including those of a confidential nature, internal and external to the Company, on subjects related to its area of duties.

Cemig Corporate Law and Governance Management Unit (JE/SG)

CHAPTER V

Control Areas

Clause 28	The following are Control Areas: Internal Audit, Compliance, and Corporate Risk Management.
§1	The Control Areas operate with independence, and have the prerogative of reporting directly to the Board of Directors, as applicable, in accordance with the applicable legislation.
Clause 29	The Internal Audit Unit is linked to the Board of Directors, with a view to preparation of the financial statements, and is responsible for assessing:
	a)	the appropriateness of the internal controls, and the effectiveness of risk management and the governance process; and
	b)	the reliability of the process of collection, measurement, classification, accumulation, recording and disclosure of events and transactions.
Clause 30	The Compliance Management Unit operates as part of, and reports to, the Office of the CEO, and is responsible for:
	a)	managing the Company’s compliance program, with prevention and detection of, and response to, any failings in compliance with internal or external rules and/or inappropriate conduct; and
	b)	coordinating and defining the methodology to be used in the management of internal controls.
§1

The person responsible for the Compliance Management Unit shall report directly to the Board of Directors in any situation in which it is suspected that the Chief Executive Officer is involved in irregularities, or when the CEO omits to act on his obligation to adopt necessary measures in relation to a situation reported to him.

Clause 31	The Corporate Risk Management Unit operates as part of, and reports to, the Office of the CEO; is led by a Statutory Director; and is responsible for:
	a)	coordinating and mapping the management of the portfolio of corporate risks;
	b)	supporting the other areas of the Company in adoption of the decisions on the corporate risks policy and adoption of the risk appetite parameters decided by the Board of Directors; and
	c)	deciding the methodology to be used in corporate risk management; and supporting the other areas in its implementation.
§1	The Risk Management Unit shall periodically send reports to the Audit Committee containing its indications and recommendations.

Cemig Corporate Law and Governance Management Unit (JE/SG)

CHAPTER VI

The Audit Board

Clause 32

The Audit Board is constituted permanently, and has 5 (five) sitting members, each having a substitute member. These are elected by the General Meeting of Stockholders for a period of office of 2 (two) years.

§1		The following rules govern nomination of members of the Audit Board:
a)

The following two groups of stockholders each have the right to elect one member, in separate votes, in accordance with the applicable legislation: (i) the minority holders of common shares, and (ii) the holders of preferred shares.

	b)	The majority of the members must be elected by the Company’s controlling stockholder; at least one must be a public employee, with a permanent employment link to the Public Administration.
§2		The Audit Board shall elect its Chair from among its members, and the Chair shall call, and conduct, the meetings.
§3

Where it is the competency of the Company to fill appointments to positions on the Audit Boards of the Company’s subsidiaries and/or affiliated companies, the Company shall make nominations in accordance with criteria and a policy of eligibility and assessment approved by the Board of Directors.

Clause 33

In the event of resignation, death or impediment, a member of the Audit Board shall be replaced by his or her respective substitute, until the new member is elected, by the General Meeting of Stockholders, and such member shall be chosen by the same party that appointed the substitute.

Clause 34

The Audit Board shall have the duties and competencies set by the applicable legislation and, to the extent that they do not conflict with Brazilian legislation, those required by the laws of the countries in which the Company’s shares are listed and traded, including the following:

	a)	to monitor and inspect, through any one of its members, the acts of the managers and to verify compliance with their duties under the law and the by-laws;
b)

to give opinion on the annual report of management, and to include in such opinion any such complementary information that it deems to be necessary or useful to the decision of the General Meeting of Stockholders;

c)

to give opinion on any proposals made by the bodies of management to be submitted to the General Meeting of Stockholders or the Board of Directors, as the case may be, in relation to any change in the share capital, issuance of debentures or warrants, investment plans and/or capital budgets, distribution of dividends, transformation, absorption, merger or split;

d)

to report, through the person of any of its members, to the management bodies and, if these do not take the measures necessary for the protection of the Company’s interests, to the General Meeting of Stockholders, any errors, frauds or crimes that they discover, and suggest measures that will be useful to the Company;

e)

to call the Annual General Meeting of Stockholders, if the management bodies delay its convocation by more than one month, and to call an Extraordinary General Meeting of Stockholders whenever there are serious or urgent reasons, and include on the agenda of such Meetings whatever matters they consider to be necessary;

Cemig Corporate Law and Governance Management Unit (JE/SG)

	f)	to analyze, at least quarterly, the trial balance and other financial statements prepared periodically by the Company;
	g)	to examine the financial statements for the business year and to give opinion on them; and
	h)	to carry out these functions during liquidation, having in mind the special provisions that regulate that procedure.
Clause 35	The global or individual compensation of the members of the Audit Board shall be set by the General Meeting of Stockholders which elects it, in accordance with the applicable legislation.

CHAPTER VII

The business year

Clause 36

The business year shall coincide with the calendar year, closing on December 31, when the financial statements shall be prepared, in accordance with the applicable legislation. Financial statements for periods of six months or interim statements for shorter periods may be prepared.

Clause 37

Before any sharing of the profit, there shall be deducted from the profit for the business year, in this order: retained losses, the provision for income tax, the Social Contribution tax on Net Profit, and then, successively, employees’ and managers’ profit shares.

	§1		The net profit ascertained in each business year shall be allocated as follows:
		a)	5% (five per cent) to the legal reserve, up to the maximum limit specified by law;
		b)	50% (fifty per cent) distributed as mandatory dividend to the stockholders of the Company, subject to the other terms of these by-laws and the applicable legislation; and
c)

the balance, after the retention specified in a capital expenditure and/or investment budget prepared by the Company’s management, in compliance with the Company’s Long-Term Strategic Plan and the dividend policy contained therein and duly approved, shall be applied in the constitution of a profit reserve for the purpose of distribution of extraordinary dividends, in accordance with Clause 39 of these by-laws, up to the maximum limit specified by Clause 199 of the Law 6404/1976.

Clause 38		The dividends shall be distributed in the following order:
		a)	the minimum annual dividend guaranteed to the preferred shares;
		b)	the dividend for the common shares, up to a percentage equal to that guaranteed to the preferred shares.
§1

Once the dividends specified in Sub-clauses ‘a’ and ‘b’ of the head paragraph of this clause have been distributed, the preferred shares shall have equality of rights with the common shares in any distribution of additional dividends.

§2

The Board of Directors may declare interim dividends, in the form of interest on equity, to be paid from retained earnings, profit reserves or profits ascertained in six-monthly or interim financial statements.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§3

The amounts paid or credited as Interest on Equity, in accordance with the relevant legislation, shall be imputed as on account of the amounts of the mandatory dividend or of the dividend payable under the by-laws to the preferred shares, being for all purposes of law a part of the amount of the dividends distributed by the Company.

Clause 39

Without prejudice to the mandatory dividend, every two years, or more frequently if the Company’s availability of cash so permits, the Company shall use the profit reserve specified in Sub-clause ‘c’ of Clause 37 of these by-laws for the distribution of extraordinary dividends, up to the limit of cash available, as determined by the Board of Directors, in obedience to the Company’s Long-Term Strategic Plan and the Dividend Policy contained therein.

Clause 40

The dividends declared, mandatory or extraordinary, shall be paid in 2 (two) equal installments, the first by June 30 and the second by December 30 of each year, and the Executive Board shall decide the location and processes of payment, subject to these periods.

§1	Dividends not claimed within three years from the date on which they are placed at the disposal of the stockholder shall revert to the benefit of the Company.
Clause 41

The employees have the right to a share in the profits or results of the Company, upon criteria authorized by the Executive Board based on the guidelines approved by the Board of Directors and limits established by the General Meeting of Stockholders, in accordance with the applicable legislation.

CHAPTER VIII

Liability of the managers

Clause 42

Members of the Company’s management are accountable to the Company and to third parties for the actions, which they take in the exercise of their functions, in the terms of the applicable law and regulations and these by-laws.

Clause 43

The Company will provide defense in Court and/or administrative proceedings, on the plaintiff or defendant side, for members and former members of the Board of Directors, the Audit Board, the Executive Board and the Audit Committee, during or after their periods of office, occasioned by events or acts related to the exercise of their specific functions.

§1	This guarantee also extends to employees who legally carry out actions by delegation or under orders from members of the Company’s management.
§2

Upon decision of the Board of Directors, the Company shall contract third-party liability insurance to cover expenses of legal actions, fees of counsel and indemnities arising from legal or administrative actions referred to in the head paragraph of this Clause.

§3	Contracting of insurance may also cover defense of the insured parties in other spheres, provided that the acts in question do not show implication of illegality or abuse of power.
§4

If funding of procedural expenses, fees of counsel and/or other expenses is less expensive than contracting of insurance or making of insurance claims, the Company may alternatively contract a specialized external office for defense in relation to the acts being impugned.

Cemig Corporate Law and Governance Management Unit (JE/SG)

§5

Any member of the Board of Directors or the Audit Board, or any Chief Officer or employee against whom final judgment, subject to no further appeal, is given, must reimburse the Company all the costs, expenses and losses caused to it.

§6

The Company shall issue a Comfort Letter to the members of the Board of Directors, the Audit Board, the Executive Board and the Audit Committee covering acts made in good faith, subject to the provisions of law.

CHAPTER IX

Resolution of disputes

Clause 44

The Company, its stockholders, managers and members of the Audit Board undertake to resolve through arbitration, preceded by mediation, before the Market Arbitration Chamber (CAM) of the B3 or the FGV Mediation and Arbitration Chamber, all and any dispute or controversy that may arise between them related to or arising from, in particular, the application, validity, efficacy, interpretation or violation of the provisions contained in the applicable legislation and regulations, the by-laws, any stockholders’ agreements filed at the head office, the rules issued by the Brazilian Securities Commission (CVM), or the other rules applicable to the functioning of the capital markets in general, as well as those contained in the Level 1 Regulations of the B3.

§1

Without prejudice to the validity of this arbitration clause, application for urgency measures, before the arbitration tribunal has been constituted, should be remitted to the Judiciary, through the courts of the legal distinct of Belo Horizonte, Minas Gerais.

CHAPTER X

General provisions

Clause 45	Admission to the permanent staff of employees of the Company shall be by approval in a public competition.
§1	The employees are subject to the applicable employment law and the internal regulations of the Company.
Clause 46

In contracts entered into, and other legal transactions, between the Company and its related parties, including the State of Minas Gerais and Cemig, the Company’s policy on transactions with related parties shall be obeyed.

Clause 47	References to the term ‘applicable legislation’ in these by-laws shall include reference to the regulatory rules, subject to the prevalence of Law over rules of an infra-legal nature.
Clause 48	Financial covenants currently in effect for the Company must obligatorily be mentioned in the Company’s policy on dividends and indebtedness, to be approved by the General Meeting of Stockholders.

Cemig Corporate Law and Governance Management Unit (JE/SG)

Clause 49	Policies complementary to these by-laws, required by the applicable legislation, shall be approved by the Board of Directors upon proposal by the Executive Board.
Clause 50

Upon being sworn in, and annually, management, members of the Audit Board and members of the Audit Committee, including the representatives of employees and minorities, must take part in specific trainings made available by the Company on the following subjects:

	a)	corporate law and the capital markets;
	b)	disclosure of information;
	c)	internal controls;
	d)	code of conduct;
	e)	Federal Law 12846 of August 1, 2013;
	f)	tenders and contracts; and
	g)	other subjects related to the Company’s activities.
§1		Those who have not participated in annual training made available by the Company in the last two years are prohibited from being re-appointed to their positions.
Clause 51

For the purposes of the provisions of Article 17, §2, IV and Article 22, §1, V of Law 13303/2016 and Article 26, IX of State Decree 47154 of February 20, 2017, any contracting of Cemig or any of its wholly-owned subsidiaries for activities carried out under natural monopoly, in the role of consumer, is not considered to be an activity preventing appointment as managers, nor as independent managers.

CHAPTER XI

Transitory provisions

Clause 52

The rules relating to the members of the Board of Directors, the Executive Board, the Audit Board and the Audit Committee specified in these by-laws shall be applied as from the first periods of office beginning after the change in these by-laws, reflecting the adaptation specified by Law 13303/2016 and State Decree 47154/2017.

§1

Exceptionally, the first period of office of the members of the Board of Directors, the Executive Board and the Audit Board shall begin with the election held immediately after the approval of these by-laws, ending at the Annual General meeting of 2020.

§2

The interregnum period between the Annual General Meeting held on April 30, 2018 and the election immediately after the approval of these by-laws shall not be considered as a new period of office for the purposes of Clause 13, §2, Clause 19, and Clause 32 of these by-laws.

Clause 53

Until the representative of the employees on the Board of Directors is chosen in accordance with sub-clause ‘c’ of §3 and §4 of Clause 13 of these by-laws, an employee who complies with the specific requirements shall be designated, and the unions representing the various groups of employees shall be advised of the designation.

Cemig Corporate Law and Governance Management Unit (JE/SG)

Clause 54

Until the specific decisions by the Board of Directors take place, the internal processes, organizational structure, names and terms used in the Company on the date of approval of these by-laws shall remain operative.

Clause 55	Any cases of omission in these by-laws shall be resolved by the General Meeting of Stockholders, subject to the applicable legislation.

Cemig Corporate Law and Governance Management Unit (JE/SG)

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